Exhibit 10.34

AMKOR TECHNOLOGY, INC.
EXECUTIVE SEVERANCE AGREEMENT
THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of February, 2023 (the “Effective Date”), by and between Amkor Technology, Inc., a Delaware corporation (the “Company”), and Kevin Engel (the “Executive”).
WHEREAS, the Executive and the Company desire to enter into this Agreement to provide the Executive with security in the event of certain involuntary terminations and to better enable the Executive to devote Executive’s best efforts to the business of the Company.
NOW THEREFORE, in consideration for the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the Company and Executive agree as follows:
Article 1. Term
This Agreement is effective from the Effective Date.
Article 2. Definitions
Whenever used in this Agreement, the following terms will have the meanings set forth below.
1.1.Affiliate means a corporation or other entity controlled by, controlling or under common control with the Company, including, without limitation, any corporation partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
1.2.Base Salary means the salary of record paid to an Executive as annual salary, excluding amounts received under incentive or other bonus plans (including, without limitation, the Bonus Plan), whether or not deferred.
1.3.Board means the Board of Directors of the Company.
1.4.Bonus Plan means the Company’s Amended and Restated Executive Incentive Bonus Plan, or any successor plan thereto.
1.5.Cause means, if the Executive is party to an employment or similar agreement that contains a definition of “Cause,” the definition set forth in such agreement, and, in every other case, “Cause” means:
(a)the Executive’s commission of, or guilty plea or plea of no contest to, a felony (or a crime of similar magnitude under applicable laws outside the United States) or any crime that involves moral turpitude;
(b)conduct by the Executive that constitutes fraud or embezzlement or any acts of intentional dishonesty in relation to the Executive’s duties to the Company;
(c)the Executive having engaged in gross negligence or intentional misconduct which causes, or in the reasonable judgment of the Committee, is reasonably likely to cause, either reputational or economic harm to the Company or its Affiliates; or
(d)the Executive’s material breach of the Executive’s obligations under this Agreement (including, without limitation, Article 4 hereof), any employment or similar agreement or any written Company policy, including any code of conduct, which is not cured, if curable, within ten (10) days after the Committee notifies the Executive of such breach (which notice specifies in reasonable detail the grounds constituting Cause).
1.6.Change in Control has the meaning set forth in the Equity Incentive Plan.

1.7.COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended from time to time.
1.8.Code means the Internal Revenue Code of 1986, as amended from time to time.
1.9.Committee means the Compensation Committee of the Board or any other committee of the Board appointed to perform the functions of the Compensation Committee.
1.10.Company means Amkor Technology, Inc., a Delaware corporation, or any successor thereto as provided in Article 10 herein.
1.11.Disability means, if the Executive is party to an employment agreement that contains a definition of “Disability,” the definition set forth in such agreement, and, in every other case, “Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(A)(2)(C)(i) of the Code, and will be determined by the Committee on the basis of such medical evidence as the Committee deemed warranted under the circumstances.
1.12.Equity Incentive Plan means, as applicable, the Amkor Technology, Inc. Second Amended and Restated 2007 Equity Incentive Plan, the Amkor Technology, Inc. 2021 Equity Incentive Plan, or any successor plan thereto, in each case, as amended, restated and/or supplemented from time to time.
1.13.Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
1.14.Global Mobility Policy means the Company’s Global Mobility Policy and Procedure, as in effect from time to time.
1.15.Good Reason means (i) a material reduction in the Executive’s authority, duties or responsibilities; (ii) a material reduction in the Executive’s Base Salary or target bonus opportunity under the Bonus Plan (in each case, other than a reduction that is imposed proportionately on substantially all executive officers); or (iii) a relocation of the Executive’s principal place of employment, without the Executive’s express written approval, to a location more than fifty (50) miles from the location at which the Executive performs the Executive’s duties as of the Effective Date. No termination of employment by the Executive shall be treated as being for Good Reason unless the Executive provides a Notice of Termination pursuant to Section 3.5 within sixty (60) days after the time that the facts or circumstances constituting Good Reason initially arise and provides the Company a cure period of thirty (30) days following the Company’s receipt of such notice, there is no cure and such resignation is effective prior to the sixtieth (60th) day following the end of such cure period.
1.16.Notice of Termination means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
1.17.Person has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).
1.18.Qualifying CIC Termination shall occur if, during the period beginning on the ninetieth (90th) day prior to the date that a Change in Control occurs and ending on the second (2nd) anniversary of the date that such Change in Control occurs, the Executive incurs a Separation from Service (i) by the Company for reasons other than Cause, Disability or death or (ii) by the Executive for Good Reason.
1.19.Qualifying Non-CIC Termination shall occur if, any time other than during the period beginning on the ninetieth (90th) day prior to the date that a Change in Control occurs and ending on the second (2nd) anniversary of the date that such Change in Control occurs, the Executive incurs a Separation from Service by the Company for reasons other than Cause, Disability or death.
1.20.Separation from Service means the Executive’s termination of employment with the Company, its Affiliates and with each member of the controlled group (within the meaning of Sections 414(b) or (c) of the Code) of which the Company is a member. An Executive will not be treated as having a Separation from Service during any period the Executive’s employment relationship continues, such as a result of a leave of absence, and whether a Separation from Service has occurred shall be determined by the Committee (on a basis consistent with the regulations under Section 409A of the Code) after consideration of all the facts and circumstances, including whether either no further services are to be performed or there is a reasonably anticipated permanent and substantial decrease (e.g., 80% or more) in the level of services to be performed (and the related amount of compensation to be received for such services) below the level of services previously performed (and compensation previously received).
1.21.Severance Benefits means the payment of severance compensation as provided in Section 3.1 or 3.2 herein.
Article 3. Severance Benefits
1.1.Severance Benefits in Connection with a Change in Control. If a Qualifying CIC Termination of the Executive occurs, and provided that the Executive executes and does not revoke the release of claims attached hereto as Exhibit A (the “Release”) and such Release becomes effective (without having been revoked) by the 60th day following the Executive’s Separation from Service, the Executive will be entitled to receive from the Company the following payments and benefits:
(a)a lump-sum payment equal to one and one-half (1.5) times the sum of (i) the Executive’s Base Salary immediately prior to the Qualifying CIC Termination and (ii) the Executive’s target bonus amount under the Bonus Plan for the year of termination, payable on the first payroll date after the Release becomes effective or such later date as may be required to comply with Section 409A of the Code;
(b)a pro-rata bonus for the year of termination determined based on the Executive’s target bonus amount under the Bonus Plan for the year of termination, payable on the first payroll date after the Release becomes effective or such later date as may be required to comply with Section 409A of the Code;
(c)a lump-sum payment equal to the amount of premiums that the Executive and his or her eligible dependents would be required to pay for continued coverage under the Company’s group health plans pursuant to COBRA for 18 months, payable on the first payroll date after the Release becomes effective or such later date as may be required to comply with Section 409A of the Code;
(d)any equity award subject to time-based vesting granted to the Executive that is outstanding immediately prior to, but has not vested as of, the date of the Change in Control shall become 100% vested as of the later of the date of the Qualifying CIC Termination and the Change in Control (but immediately prior to the consummation thereof), and any such equity award that is a stock option shall remain exercisable until the earlier of (i) twenty-four (24) months following the date of such Qualifying CIC Termination, or (ii) the original expiration date of such award (subject to the treatment of such equity award in connection with such Change in Control); and
(e)any equity award subject to performance-based vesting granted to the Executive that is outstanding immediately prior to, but has not vested as of, the date of the Change in Control shall remain subject to the provisions of the applicable award agreement and the Equity Incentive Plan.
1.2.Severance Benefits Not in Connection with a Change in Control. If a Qualifying Non-CIC Termination of the Executive occurs, and provided that the Executive executes and does not revoke the Release and such Release becomes effective (without having been revoked) by the 60th day following the Executive’s Separation from Service, the Executive will be entitled to receive from the Company the following payments and benefits:
(a)an amount equal to one (1) times the sum of (i) the Executive’s Base Salary immediately prior to the Qualifying Non-CIC Termination and (ii) the Executive’s target bonus amount under the Bonus Plan for the year of termination, payable in substantially equal bi-weekly installments for a period of twelve (12) months, beginning on the first payroll date after the Release becomes effective or such later date as may be required to comply with Section 409A of the Code;
(b)a pro-rata bonus for the year of termination determined based on the actual bonus under the Bonus Plan for the year of termination, if any, the Executive would have been paid for such year absent such termination, but determined without respect to any discretionary component and the non-discretionary components shall be reweighted proportionally, payable on the latest of (i) the date on which the Company pays bonuses for such year generally, (ii) the date on which the Release becomes effective, and (iii) such later date as may be required to comply with Section 409A of the Code;
(c)an amount equal to the premiums that the Executive and the Executive’s eligible dependents would be required to pay for continued coverage under the Company’s group health plans pursuant to COBRA for twelve (12) months, payable in substantially equal bi-weekly installments for a period of twelve (12) months, beginning on the first payroll date after the Release becomes effective or such later date as may be required to comply with Section 409A of the Code; and
(d)any equity award subject to time-based vesting granted to the Executive that is outstanding immediately prior to, but has not vested as of, the date of such Qualifying Non-CIC Termination shall remain subject to the provisions of the applicable award agreement and the Equity Incentive Plan; and
(e)any equity award subject to performance-based vesting granted to the Executive that is outstanding immediately prior to, but has not vested as of, the date of such Qualifying Non-CIC Termination shall remain subject to the provisions of the applicable award agreement and the Equity Incentive Plan.
1.3.Other Terminations of Employment. For the avoidance of doubt, if, at any time, the Executive’s employment is terminated and such termination of employment is not a Qualifying CIC Termination or a Qualifying Non-CIC Termination, the Executive will not be entitled to the Severance Benefits described in Section 3.1 or 3.2.
1.4.Accrued Benefits. With respect to any Separation from Service, the Company will pay the Executive an amount equal to: (i) unpaid Base Salary earned prior to the date of the Executive’s Separation from Service; (ii) unused vacation time accrued prior to the date of the Executive’s Separation from Service; and (iii) vested benefits earned under any employee benefit plan or program, in accordance with the terms and conditions thereof.
1.5.Notice of Termination. Any termination of employment by the Company or by the Executive for Good Reason will be communicated by a Notice of Termination.
Article 4. Return of Property; Restrictive Covenants; Cooperation
1.1.Return of Property. On or before the Executive’s Separation from Service, the Executive shall return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other Company property in the Executive’s possession or control. To the extent the Executive subsequently discovers that any property or data identified above is still in the Executive’s possession, custody or control after the Executive’s Separation from Service, the Executive shall return all such property and data to the Company as soon as practicable, but in no event later than ten (10) days after making such discovery. On or before the Executive’s Separation from Service, the Executive shall clear all expense accounts, repay everything the Executive owes to the Company or any Affiliate thereof, pay all amounts the Executive owes on Company-provided credit cards or accounts (such as cell phone accounts), and cancel or personally assume any such credit cards or accounts. On and after the Executive’s Separation from Service, the Executive shall not incur any expenses, obligations, or liabilities on behalf of the Company or any of its Affiliates.
1.2.Non-Competition. Beginning on the date hereof and continuing for twelve (12) months following the Executive’s Separation from Service (the “Restriction Period”), the Executive shall not, without the express prior written consent of the Committee, engage in or carry on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any Person, or any other business entity, the business of outsourced semiconductor packaging or test services anywhere in the United States or any other country in which the Company conducts business; provided that ownership by the Executive of Company securities or of less than a five percent (5%) publicly traded equity interest in a public company shall not be a breach of this Section 4.2.
1.3.Non-Solicitation. During the Restriction Period, the Executive shall not, without the express prior written consent of the Board, directly or indirectly, for the Executive or on behalf of any other Person or any other business entity, (i) solicit or encourage any customer, vendor, client or prospective customer, vendor or client (or anyone who was a customer, vendor or client during the Restriction Period) to cease any relationship with the Company or any of its Affiliates or (ii) solicit or encourage any employee or consultant of the Company or any of its Affiliates (or anyone who was an employee or consultant of the Company or any of its Affiliates during the Restriction Period) to leave the employment of or cease to perform services for the Company or any of its Affiliates; provided that this Section 4.3 shall not prohibit any general public advertisement or general solicitation for personnel not specifically directed at any employee or consultant of the Company or any of its Affiliates.
1.4.Nondisparagement. Beginning on the date hereof and at all times hereafter, the Executive shall not make any public statement that is in any way disparaging, derogatory or defamatory regarding the Company, any of its Affiliates or any of their respective officers, directors, employees, consultants, reputations, products, operations, procedures, policies or services, which is reasonably likely to (i) damage materially the reputation of the Company or any of its Affiliates or (ii) interfere materially with the contracts or business relationships of the Company or any of its Affiliates. “Public statements” mean any statement, whether written or oral, made in any public forum, including in any social media or website. However, nothing in this Section 4.4 shall prohibit the Executive from testifying truthfully in any forum or contacting, cooperating with or providing truthful information to any government agency or commission.
1.5.Cooperation. Following the Executive’s Separation from Service, the Executive shall provide reasonable assistance to and cooperate with the Company and its Affiliates as to any claims, controversies, disputes, or complaints of which the Executive has knowledge or that may relate to the Executive or the Executive’s employment or other relationships with the Company or any of its Affiliates. Such cooperation includes but is not limited to providing the Company and its Affiliates with all information known to the Executive related to the foregoing, meeting with counsel, and appearing and giving testimony in any forum. The Company will reimburse the Executive for any reasonable out-of-pocket expenses incurred by the Executive in providing assistance under this Section 4.5.
Article 5. Excise Tax Under Section 4999 of the Code
1.1.Excess Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit the Executive would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this Section 5.1, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments. Any reduction in the Payments required by this Section 5.1 will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to the Executive. If acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. If two or more equity awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.
1.2.Determination by Accounting Firm. The professional accounting firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required by Section 5.1. The Company will bear all expenses with respect to the determinations by such firm required to be made by Section 5.1. The Company and the Executive shall furnish such firm such information and documents as the firm may reasonably request to make its required determination. The firm will provide its calculations, together with detailed supporting documentation, to the Company and the Executive as soon as practicable following its engagement. Any good faith determinations of the firm made hereunder will be final, binding and conclusive upon the Company and the Executive.
Article 6. Taxes
1.1.Withholding of Taxes. The Company will be entitled to withhold from any amounts payable under this Agreement all taxes as it may believe are reasonably required to be withheld (including, without limitation, any United States federal taxes and any other state, city, local or foreign taxes).
1.2.Mandatory Deferral Rule. Notwithstanding any other provision of this Agreement to the contrary, any payment that constitutes the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) that is otherwise required to be made to the Executive prior to the day after the date that is six (6) months from the Executive’s Separation from Service shall be accumulated, deferred and paid in a lump sum to the Executive (with interest on the amount deferred from the Executive’s Separation from Service until the day prior to the actual payment at the federal short-term rate on the date of the Executive’s Separation from Service) on the day after the date that is six (6) months from the date of the Executive’s Separation from Service; provided, however, if Executive dies prior to the expiration of such six (6)-month period, payment to the Executive’s estate shall be made as soon as practicable following the Executive’s death.

Article 7. No Mitigation
The Executive will not be obligated to seek other employment in mitigation of the amounts payable made under any provision of this Agreement, and the obtaining of any such other employment will in no event effect any reduction of the Company’s obligations to make the payments required to be made under this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Severance Benefits are paid under this Agreement, no severance benefits under any program of the Company, other than benefits described in this Agreement, will be paid to the Executive.
Article 8. Relocation
If the Executive is on an expatriate assignment under the Global Mobility Policy and a Qualifying CIC Termination or a Qualifying Non-CIC Termination occurs, then, notwithstanding anything in the Global Mobility Policy to the contrary, the Executive will be eligible for relocation benefits back to the Executive’s home country consistent with those provided under the Global Mobility Policy.
Article 9. Outplacement Assistance
Following a Qualifying CIC Termination or a Qualifying Non-CIC Termination, the Executive will be reimbursed by the Company for the reasonable costs of outplacement services obtained by the Executive within the six (6)-month period after the Executive’s Separation from Service, upon receipt by the Company of documentation evidencing the actual cost of such services; provided, however, that reimbursements must be made by the end of the year following the year in which the Separation from Service occurs.
Article 10. Successors and Assignment
1.1.Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.
1.2.Assignment by the Executive. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to the Executive hereunder had the Executive survived, all such amounts, unless otherwise provided herein, will be paid to the Executive’s estate at the same time or times that such amounts would have been paid to the Executive hereunder had the Executive survived.
Article 11. Miscellaneous
1.1.Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time, subject to applicable law.
1.2.Severability. In the event any provision of this Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and will have no force and effect.
1.3.Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.
1.4.Applicable Law and Venue. To the extent not preempted by the laws of the United States, the laws of the State of Arizona will be the controlling law in all matters relating to this Agreement, without regard to the conflicts of law principles of any jurisdiction. The Executive and the Company agree that any action to enforce or interpret this Agreement shall be brought exclusively in a federal or state court of competent jurisdiction in Maricopa County in the State of Arizona, and the Executive and the Company hereby waive any challenge to venue or exercise of jurisdiction of such courts.
1.5. Prior Agreement.  The Executive Severance Agreement, dated as of November 15, 2022, by and between the Executive and the Company (the “Prior Agreement”) shall be superseded and replaced in its entirety by this

Agreement, and the Prior Agreement shall cease to have any further legal force or effect whatsoever upon the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
Amkor Technology, Inc.    Executive: Kevin Engel

By:    /s/ Mark N. Rogers        /s/ Kevin Engel
    Mark N. Rogers
            Date: 2/13/2023
Its:    EVP, GC & Corp Secty

Date:    2/13/2023

EXHIBIT A

GENERAL RELEASE

NOTICE

This is a very important document, and you should thoroughly review and understand the terms and effect of this document before signing it. By signing this General Release, you will be releasing Amkor Technology, Inc., a Delaware corporation (“Amkor”), and others from all liability to you. Therefore, you should consult with an attorney before signing this General Release. You have 53 days to consider this document. If you have not returned a signed copy of this General Release by that time, we will assume that you have elected not to sign this General Release. If you choose to sign this General Release, you will have an additional 7 days following the date of your signature to revoke this General Release and this General Release shall not become effective or enforceable until the revocation period has expired.

RELEASE

In consideration of payments and benefits to which I would not otherwise be entitled provided to me by Amkor as set forth in my Executive Severance Agreement, dated February 13, 2023 (the “Severance Agreement”), and other good and valuable consideration to which I would not otherwise be entitled, I, Kevin Engel, on behalf of myself, my heirs, and my legal representatives and assigns, and anyone else claiming by, through, under or in concert with any of the foregoing, release (i.e., give up) and forever discharge Amkor and its current, former and future subsidiaries, their respective current, former and future, direct and indirect owners, officers, directors, employees, agents, successors, predecessors, assigns and affiliates, as well as their respective employee benefit plans (and any administrators, insurers, or fiduciaries thereof), and all persons acting by, through, under, or in concert with any of them (collectively, the “Released Parties”), from any and all known and unknown claims, demands, actions, causes of action, rights, damages, costs, expenses, compensation, wages, vacation pay, sick or paid time off, or commissions, whether arising in contract, common law, statute or otherwise, whether foreign or domestic, whether local, state, or federal, including without limitation: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; Sections 1981 and 1983 of the Civil Rights Act of 1866, as amended; the Age Discrimination in Employment Act (ADEA), as amended, 29 U.S.C. § 621, et seq.; the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 29 U.S.C. § 1001, et seq.; the Americans with Disabilities Act of 1990 (ADA), as amended, 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act (FMLA), as amended, 29 U.S.C. § 2601, et seq.; the Worker Adjustment & Retraining Notification Act (WARN Act), as amended; and any similar or foreign or domestic or state or local laws, such as the Arizona Civil Rights Act and the Arizona Equal Pay Law, that I now have, or which were or could have been made, on account of my service with Amkor or any of its subsidiaries or affiliates, including my separation therefrom and any transaction or occurrence between me and the Released Parties at any time during such service and after separation up to the time I execute this General Release. I agree that I have waived all claims against the Released Parties except (i) in respect of any obligation of Amkor arising under my Severance Agreement, (ii) vested benefits under any of Amkor’s employee benefit plans in which I participate, (iii) in respect of equity awards (including any options, RSUs, restricted stock, or any other form of equity) that I have been granted pursuant to the Amkor Technology, Inc. Second Amended and Restated 2007 Equity Incentive Plan and the Amkor Technology, Inc. 2021 Equity Incentive Plan, (iv) all rights to indemnification under Amkor’s directors’ and officers’ insurance coverage for acts performed or omissions while I was an employee or officer of Amkor, and (v) those claims that as a matter of law are not waivable by an employee against an employee’s employer. It is my intention that the language relating to the description of claims in this paragraph shall be given the broadest possible interpretation permitted by law.

I further agree that I will not file, cause to be filed, join, or accept any relief in any lawsuit (either individually, with others, or as part of a class) pleading, raising, or asserting any claims released in this General Release. If I breach this promise, then I will reimburse each of the Released Parties for the Released Party’s attorneys’ fees and costs (or the applicable proportions thereof) incurred in defending against any such released claims.

Nothing in this General Release shall be construed to prohibit me from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), Securities and Exchange Commission (SEC), or any federal, state, or local agency. I understand that I have waived and released any and all claims for money damages and equitable relief that I may recover from the Released Parties pursuant to the filing or prosecution of any administrative charge against the Released Parties by me, or any resulting civil proceeding or lawsuit brought on my behalf for the recovery of such relief, and which arises out of the matters that are and may be released or waived by this General Release. I also understand, however, that this General Release does not limit my ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Amkor. This General Release also does not limit my right to receive an award for information provided to any government agency. I acknowledge that nothing in this General Release prohibits me or Amkor or any person or entity from (i) reporting possible violation of federal law or regulation to any governmental agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of federal law or regulation, or (ii) supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

Nothing in this General Release shall be interpreted or applied to affect or limit my otherwise lawful ability to challenge, under the Age Discrimination in Employment Act (ADEA) or Older Worker Benefit Protection Act (OWBPA), the knowing and voluntary nature of my release of any age claims in this General Release before a court, the EEOC, or any other federal, state, or local agency, and I shall not be required to pay the attorneys’ fees or costs of any Released Party in connection with such challenge. Notwithstanding the foregoing, unless the release is set aside by a court of law, I understand that this General Release applies to and covers any claim that I may have under the ADEA and OWBPA.

Except as set forth in this General Release, I understand, acknowledge, and voluntarily agree that this General Release is a total and complete release by me of any and all claims which I have against the Released Parties as of the date I sign this Agreement, both known or unknown, even though there may be facts or consequences of facts which are unknown to me.

By signing below, I acknowledge that I have carefully read and fully understand the provisions of this General Release. I further acknowledge that I am signing this General Release knowingly and voluntarily and without duress, coercion or undue influence. This General Release constitutes the total and complete understanding between me and the Released Parties relating to the subject matter covered by this General Release, and all other prior or contemporaneous written or oral agreements or representations, if any, relating to the subject matter covered by this General Release are null and void. Neither the Released Parties nor their respective agents, representatives or attorneys have made any representations to me concerning the terms or effects of this General Release other than those contained herein. It is also expressly understood and agreed that the terms of this General Release may not be altered except in a writing signed by both me and Amkor.

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I agree and acknowledge that I have carefully read and understand this General Release, including the Section labeled “Notice” on the top of the first page; that I understand, in particular that I am agreeing to release all legal claims against the Released Parties, including, without limitation, Amkor; that I sign this General Release knowingly and voluntarily; that I have been advised to consult with an attorney before signing it; and that this General Release shall not be subject to claims of fraud, duress and/or mistake.

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

SIGNED BY:

_______________________                    ___________________
Kevin Engel                            Date

WITNESSED BY:

_______________________                    ___________________
Witness signature                        Date